Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact: Kevin Moon Overstock.com, Inc. +1 (801) 947-3282 kmoon@overstock.com	Media Contact: Scott Blevins Overstock.com, Inc. +1 (801) 947-3133 sblevins@overstock.com

OVERSTOCK.COM REPORTS SECOND QUARTER 2005

FINANCIAL RESULTS

SALT LAKE CITY, August 3, 2005 — Overstock.com® (NASDAQ: OSTK) today reported financial results for the quarterly period ending June 30, 2005, including:

•      Revenue growth: 72%

•      Gross Profit growth: 124%

•      Growth in G&A:

•      Other than technology: 101%

•      Technology (which includes depreciation): 233%

•      GAAP Net loss: $2.5 million

•      Treasury stock purchases: 1.7 million shares

•      Convertible notes retired: $33 million

Dear Owners,

This quarter we continued our pattern of growing at several times the industry average. We are playing this growth against infrastructure investments that are perhaps overdue, and developing new programs that fit our model. I believe we have found a healthy balance among the three (growth, infrastructure, and new programs), and am particularly glad that we have super-sized our systems over the last three quarters, as it gives them a quarter to harden before the next holiday wave hits.

On the other hand, this puts us in a strategic situation to which I draw your attention. In the past, we grew our operating expenses to support our top-line growth, but the lion’s share of our operating expense growth was in variable costs that we could have cut had we not grown into them. We have, in fact, grown at roughly the rates we expected (with the exception of a slump in the latter part of 2001 and first part of 2002), so it worked out well. Now, however, as we approach $1 billion in estimated annual revenues, we have reached a stair-step where our needs cannot be met simply by chopping problems into smaller sizes and scattering them across our current IT infrastructure. Our first architecture lasted five years (albeit with a lot of nursing of late): we need a new one that can last us five more.

Since late 2004 we have thus been recreating ourselves on architecture designed to handle the next period of our lifecycle.  We drew this from the table below displaying various assumptions (not projections) regarding 2005 annual revenue and subsequent growth:

2005 revenue	2010 revenue assuming five year compound growth
(millions)	20%	40%	60%	80%
700	1,742	3,765	7,340	13,227
800	1,991	4,303	8,389	15,117
900	2,239	4,840	9,437	17,006
1,000	2,488	5,378	10,486	18,896

This raises a difficult financial issue. Creating an infrastructure that will handle this amount of e-commerce is a challenge in any case. The obvious ways to do it, however, involve systems so large that their maintenance and depreciation costs would overwhelm the economics of a $1 billion business.  Creating an IT architecture that does not overwhelm a $1 billion firm, but that still scales to much larger volumes, is more than “a challenge.” Yet that is what we are doing in 2005: in fact, the last pieces are coming together this summer (thanks in part to the folks at Oracle, Teradata, Business Objects, Dell, and IBM, who were willing to cough up a lung for us in the home stretch).

The strategic implication here is that the operating and depreciation expenses associated with the systems we are adopting now are not expenses from which we will be able to back away. Thus for the first time we must grow into what we have built. Yet as we get bigger and as the online space gets more crowded, our continued hyper-growth becomes more difficult.

Furthermore, we must achieve it in the face of erosion of what has been our bread-and-butter: online advertising arbitrages. Our team is still finding seams, and by some measures their return on on-line marketing dollar is improving or holding its own, but our CPA continues to creep (the driver here, of course, is the discovery by mass brands of the superior return of online marketing dollars, and their concomitant decision to shift their budgets online: some readers will be familiar with the dynamic of exploiting an arbitrage for a time, then having pools of money come flooding into it one day).

I believe this dilemma is surmountable and that we can continue delivering the growth we need for some time. The reasons for my belief include:

1.     Online advertising: We can still get better and bigger in this. There are niches into which we are just getting our fingers, and we are reaching the size where we are open to (even seeking) our first “Very Large Deal” with a major Internet site. We are facing an odd result: our CPA is climbing but our return on on-line marketing dollars is improving. Put differently, the number of new customers we are getting for our online spend is declining, but the amount of revenue we are getting for our online spend is increasing. That is a constellation of facts we had not anticipated. I leave it to the reader to work out how this can be.

2.     Site design: We are just getting to the point where we can take a good, scientific approach to site design. We purchased a system that should be live in Q3 that will allow us to be rigorous in managing our site’s evolution. As importantly, we recruited some smart engineers to manage this once it is live.

3.     Personalization: Propeller is proving itself powerful mathematically.  But we have had trouble translating that into meaningful lift.  We have therefore recently announced our purchase of Net Perceptions software. Meanwhile, the Propeller project has largely turned into a project of unscrambling site code that was inadequate to the task of properly testing, let alone utilizing, Propeller. However, we believe we will have a degree of personalization working in the website by the end of Q3.

4.     Customer Relationship Management (CRM): We can offset the rising cost of acquiring customers by increasing the value of existing customers. As I displayed in an online chart last quarter, our customers are generally getting more valuable on their own without our attention to this.  Now that this is a priority, and we have invested in the systems necessary to assist us in this effort, we should be able to do better.

In closing this strategic summary and tying its elements together, I note that, unlike in the past, many of the technology capital expenditures are not only to support more traffic or revenue, but are now in fact driven by our efforts to increase site conversion and the value of our customers, addressed in the last three items above.

Mudpies and Creampies

I worked at First Manhattan in the early 1990’s. One of the first lessons I was taught was to watch out for companies with “one-time” charges, for rarely, if ever, did they turn out to be truly, “one-time.” Subsequent experience confirmed this. Of course, the world had not really discovered “restructuring charges,” let alone the mantra of “pro forma accounting” that the Internet would later spawn (“EBE: Earnings Before Expenses,” as one wag put it). I was similarly discouraged from calculating EBITDA (“That cash either counts the day it went out the door when you bought that ice machine, or as it depreciated, and GAAP depreciation turns out to be a pretty good approximation of how equipment really depreciates,” I was told).

The common failure of these variations is, it seems to me, this: they start by showing a way to look at a financial statement excluding certain events, but lead people to pretend that those events are not real. “EBITDA” might be a useful step in projecting the future cash needs of a business, but it misleads people into thinking that “depreciation” is not a real expense. Similarly, “restructuring” and “one-time” charges may in fact be only one-time charges, but that does not make them “not real” (and they usually turn out not to be “one-time” anyway).

So please understand that when I write of “mudpies” and (this time) “creampies,” I do not mean to suggest for a moment that I think they do not count. Mudpies and creampies are real, and they count. I am simply thinking of the intelligent owner who wants to use our financial statements to understand what is going on in her business, and am giving some additional detail that she will find useful in this effort.

	Description	creampie/ (mudpie)	comment
1	inbound freight	(800,000)

We increased our inventory during Q2. We expense inbound freight when we receive inventory, not when inventory is sold (as some firms choose to do). Because of this, as inventory climbs our gross margins have headwind. Conversely, when inventory drops our margins get the benefit of a tailwind. We may revisit this.

2	marketing	(1,500,000)

Our marketing number dropped from 10.1% of revenue in Q1 to 9.6% in Q2. I feel we should be able to grow at current levels using only 8-9% of revenue. Put differently, for the amount of revenue we delivered, we should have spent about $1.5m less, if we had been as efficient as we should be (which I hope our new systems enable).

3	auctions	(1,200,000)	It cost us $1.2 million to be in the auctions game, down from $1.6 million in Q1, but not the $600,000 for which I was shooting.
4	DYOJ	(100,000)

This continued for Q2 as predicted. It exists in the background, waiting for us to launch the new user interface (we lacked the resources to get it done in Q2). I do not know how much difference the new UI will make, but it is better than what we have now. In the meantime, our inventory (loose diamonds) are not going out of style.

5	travel	(100,000)	I feel this is a reasonable amount for dipping our toe into this water. We expect the bottom line for travel to turn positive in the back half of the year with the addition of Ski West.
6	convert buy-in	4,100,000	We retired $33 million of debt for $27.9. A $5.1 million gain offset by a $1.0 million write-off of deferred financing costs.
	total	400,000

Some key highlights and updates:

1.     Revenue growth of 72%: As I mentioned in my last letter and earnings call, April got off to a sluggish start, but the rest of the quarter picked up a bit.  Given the considerations outlined at the start of this letter, this has our full attention.

2.     Gross margins: 14.7% versus 11.3% Q2 2004, and versus 15.0% prior quarter. We made slight efficiency gains in Q2 (a bit slower than we had hoped), but we were set back approximately 55 basis points by the inbound freight issue described above. I still think we can get margins above 16% in Q4. Some of our technology projects will help here.

3.     Marketing: See opening section.

4.     G&A: Our YTD G&A (including technology) is slightly over $25 million. I still believe our 2005 G&A will be in the range of $60 million +/- $3 million that I predicted last quarter. The increases in G&A are largely in depreciation and technology expense, as well as rent on our new corporate offices over the last half of the year.

5.     Projects: Here are updates on various projects.

a)     New Businesses:

i)      BMV – BMV (Books, Music & Videos) is dialed-in financially at last: it runs at break-even and generates new customers. I believe a huge impediment to progress here has been technology: our department has missing pictures, inadequate or missing book descriptions, some CD’s without song lists, no searching by ISBN (until June), flawed pre-ordering system with manual work-around’s, etc. I have charged our development team to solve these issues as resources free up from our strategic technology projects

ii)     Auctions – Our Auctions business reduced its losses.  Listings are up nicely over last quarter, while gross merchandise volume rose at a more muted pace. This is a long work in progress.

iii)    Travel – On July 1 we purchased Ski West. This will morph into our travel tab this quarter and next (as systems integration allow). On top of that, we brought some terrific, hungry young entrepreneurs aboard. Expect further discussion of this on the conference call.

iv)   Design Your Own Jewelry™ – This ran at a slightly lower loss this quarter than last. However, I want to complete our new user interface before we push this.

b)    Stock Buyback/Debt Retirement: Since announcing our stock and debt repurchase programs, we have purchased 1.7 million shares of our common stock and retired $33 million of our convertible notes, using $92 million of our authorized $100 million buyback program.  I believe that we did these transactions at prices favorable to the company and that we continue to have adequate cash to run and grow the business.

c)     Logistics Projects:

i)      Return-IT – Completed in April, as mentioned last quarter.

ii)     Newgistics – Completed in July.

iii)    Smart slotting Phase #1: Completed in July.

iv)   Address verification - We would like to verify every address before we send an order to the logistics. This might be gated by Customer Hub.

d)    IT Projects:

i)      Propeller – As I noted above, this project has largely turned into one of revamping our architecture and much of our site code.  This delay, which has gone on for at least two quarters, is part of the reason we have had difficulty meeting our internal growth projections.  When it is complete, we expect that Propeller will make a significant lift in our sales.

ii)     Oracle 10g – Over the course of May and June, all components with the exception of the B2C shopping site itself rolled from Oracle 9i to 10g running on our new IBM P5’s AIX.  We expect to do this last piece in August (and will be down for 30-120 minutes some night as we do it). This transition has been remarkably smooth. 10g is fantastic: it may be the first software I have ever seen that is as revolutionary as the ads claim. Anyone investing in technology companies should familiarize himself with the implications of this technology.

iii)    Oracle Financials– To be completed in August as planned. Oracle had dozens of people here for months to make this date: I am in their debt. I cannot over-emphasize what fine partners they have been for us.

iv)   Teradata Phase #1: Completed in mid-July. This was chosen and implemented in less than 90 days, which Teradata says is a record (I believe they have invited us to speak at a conference on just this theme). They have been superb partners for us. The data warehouse we are building with Teradata is the backbone of the customer analytics functionality we are building.  Along with helping us increase the value of our customers, it will enhance internal reporting throughout the company.

v)    Business Objects – This was gated by Teradata. It came live in mid-July, and is the internal reporting mechanism that sits on top of the Teradata data warehouse.

vi)   GoldenGate – This may be more technical than the average reader needs or wants to know, but the geek reading the preceding will understand our need for a massively powerful ETL tool to shift data among the above systems. We chose GoldenGate as the one currently capable of handling the volumes of data we are generating without excessive load. GoldenGate will put less than a 4% load on the system, as opposed to the 10-15% its competitors would put, if they could handle our volume at all (I am told that this is due to GoldenGate’s unique ability to “sniff the logs,” which I leave to others to explain).

vii)  Customer service application – We chose Oracle for our customer service application, in part because of the superb support they have given us elsewhere, but primarily because their product survived our bake-off with flying colors.  Expected completion is now the first part of October.

viii) Oracle Customer Hub - All customer information will be centralized. There are technical advantages to this (our various tabs can all hit off one repository), and CRM advantages. Completion: September – October unless we put it off until 2006.

e)     Corporate Move: Our June move to a much larger building was delayed until mid-July (due to landlord delays in finishing construction) but is now complete. In the future, this will increase our G&A about $1 million/quarter.

As always, I look forward to discussing these matters with owners.

Humbly submitted,

Patrick Byrne

Key financial and operating metrics

Total revenue—Overstock.com reported second quarter total revenue of $150.6 million, a 72% increase from the $87.8 million in 2004.  For the six months ended June 30, 2005, total revenue was $316.5 million, an 86% increase from the $169.9 million reported in 2004.

Gross profit and gross margins—Overstock.com reported second quarter gross profit of $22.1 million, a 124% increase over the $9.9 million recorded for the same period a year ago. Overstock.com reported second quarter gross margins of 14.7%, up from 11.3% in Q2 2004.  For the six months ended June 30, 2005, gross profit totaled $47.0 million, a 156% increase from $18.4 million reported in 2004.  Gross margins for the first six months of 2005 were 14.8% versus 10.8% in 2004.

Net income (loss)—For Q2 2005, Overstock.com reported net loss of $2.5 million, or 13 cent loss per share, compared to a net loss of $2.3 million and 13 cent loss per share, a year earlier.  For the six months ended June 30, 2005, our net loss was $6.7 million, or 34 cent loss per share, compared to $4.5 million, or 27 cent loss per share reported last year.

Overstock.com had cash and marketable securities of $120.0 million and working capital of $140.6 million on June 30, 2005.

Gross bookings (excluding auctions and travel) —Overstock.com reported gross bookings of $163.8 million for the second quarter 2005, a 69% increase over the $96.6 million in gross bookings reported for the first quarter 2004.  For the six months ended June 30, 2005, gross bookings totaled $347.9 million, an 83% increase from the $190.0 million reported last year.

# # #

About Overstock.com

Overstock.com, Inc. is an online “closeout” retailer offering discount, brand-name merchandise for sale over the Internet. The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel. Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ National Market System and can be found online at http://www.overstock.com.

Overstock.com® is a registered trademark of Overstock.com, Inc. and Design Your Own Jewelry™ is a trademark of Overstock.com, Inc. All other trademarks are the property of their respective companies.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, the balance among growth, infrastructure, and new programs, the ability to adequately test new systems before the end of the year, future revenues and growth, the scalability of IT infrastructure, required growth levels and their achievability, growth in online advertising, improvements in site design, personalization and customer relationship management, including those that might increase conversion, amount of marketing spend required to grow, when or if the travel tab will generate profits, possible increases in gross margins, future g&a expenditures, and project completion dates and results, and such other risks as identified in our Form 10-K for the year ended December 31, 2004, and all our subsequent filings with the Securities and Exchange Commission, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

Overstock.com, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended					Six months ended
	Jun. 30,	Sept. 30,	Dec. 31,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
	2004	2004	2004	2005	2005	2004	2005

Revenue
Direct	$41,113	$43,928	$89,589	$67,884	$60,064	$79,693	$127,948
Fulfillment partner	46,679	59,516	131,732	97,997	90,574	90,177	188,571

Total revenue	87,792	103,444	221,321	165,881	150,638	169,870	316,519

Cost of goods sold
Direct	36,786	38,594	75,194	58,153	52,154	71,602	110,307
Fulfillment partner	41,114	51,103	112,458	82,857	76,375	79,907	159,232

Total cost of goods sold	77,900	89,697	187,652	141,010	128,529	151,509	269,539

Gross profit	9,892	13,747	33,669	24,871	22,109	18,361	46,980

Operating expenses:
Sales and marketing	6,605	9,398	20,153	16,825	14,495	10,982	31,320
General and administrative	3,737	5,109	8,061	7,333	7,531	8,617	14,864
Technology	1,830	2,267	2,980	4,095	6,094	3,201	10,189
Amortization of stock-based compensation	123	18	84	20	53	258	73

Total operating expenses	12,295	16,792	31,278	28,273	28,173	23,058	56,446

Operating income (loss)	(2,403)	(3,045)	2,391	(3,402)	(6,064)	(4,697)	(9,466)

Interest income	127	168	780	644	896	225	1,540
Interest expense	(46)	(77)	(636)	(1,445)	(1,517)	(62)	(2,962)
Other income (expense), net	—	3	(54)	—	4,170	2	4,170

Net income (loss)	(2,322)	(2,951)	2,481	(4,203)	(2,515)	(4,532)	(6,718)
Deemed dividend related to redeemable common stock	(46)	(47)	(47)	(46)	(47)	(94)	(93)

Net income (loss) attributable to common shares	$(2,368)	$(2,998)	$2,434	$(4,249)	$(2,562)	$(4,626)	$(6,811)

Net income (loss) per share
• basic	$(0.13)	$(0.16)	$0.13	$(0.21)	$(0.13)	$(0.27)	$(0.34)
• diluted	$(0.13)	$(0.16)	$0.12	$(0.21)	$(0.13)	$(0.27)	$(0.34)
Weighted average common shares outstanding
• basic	17,577	18,284	19,016	19,862	19,709	17,128	19,785
• diluted	17,577	18,284	20,780	19,862	19,709	17,128	19,785

Other data:
Gross bookings (in 000s)	$96,627	$114,381	$237,021	$184,152	$163,775	$190,039	$347,927
Travel bookings (in 000s)	$746	$—	$—	$1,649	$2,759	$2,299	$4,408
Auction gross merchandise volume (in 000s)	$—	$—	$7,148	$5,602	$7,362	$—	$12,964
Average customer acquisition cost (shopping)	$15.88	$18.30	$16.90	$19.50	$22.10	$13.04	$20.63
Average registrant acquisition cost (auctions)	NA	NA	$7.41	$8.26	$7.51	NA	$7.91

Overstock.com, Inc.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	December 31,	June 30,
	2004	2005
Assets
Current assets:
Cash and cash equivalents	$198,678	$31,350
Marketable securities	88,802	88,625

Cash, cash equivalents and marketable securities	287,480	119,975
Accounts receivable, net	5,715	13,649
Inventories, net	45,279	59,783
Prepaid inventory	12,322	10,410
Prepaid expenses & other assets	3,444	8,080

Total current assets	354,240	211,897
Restricted cash	1,602	833
Property and equipment, net	16,122	51,084
Goodwill	2,784	2,784
Other long-term assets, net	1,516	1,372

Total assets	$376,264	$267,970

Liabilities, Redeemable Securities and Stockholders’ Equity
Current liabilities:
Accounts payable	$64,060	$39,486
Accrued liabilities	22,917	25,411
Capital lease obligations, current	595	6,445

Total current liabilities	87,572	71,342
Capital lease obligations, non-current	743	7,038
Convertible senior notes	116,251	84,468

Total liabilities	204,566	162,848

Redeemable common stock	3,166	3,259

Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	243,131	246,200
Accumulated deficit	(73,005)	(79,816)
Unearned stock-based compensation	(1,301)	(510)
Treasury stock	(100)	(63,786)
Accumulated other comprehensive loss	(195)	(227)

Stockholders’ equity	168,532	101,863

Total liabilities, redeemable securities and stockholders’ equity	$376,264	$267,970

Overstock.com, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2005	2004	2005

Cash flows from operating activities:
Net loss	$(2,322)	$(2,515)	$(4,532)	$(6,718)
Adjustments to reconcile net loss to cash provided by (used in) operating activities
Depreciation and amortization	890	2,930	1,646	4,565
Amortization of unearned stock-based compensation	123	53	258	73
Realized gain (loss) from marketable securities	—	(25)	—	(26)
Stock options issued to consultants for services	289	(15)	569	(415)
Amortization of debt discount and deferred financing fees	—	116	—	423
Gain from early extinguishment of debt	—	(4,170)	—	(4,170)
Reissuance of treasury stock for 401(k) Plan	—	60	—	311
Changes in operating assets and liabilities:
Accounts receivable, net	4,620	755	3,604	3
Inventories, net	1,708	(10,827)	(922)	(14,504)
Prepaid inventory	(1,444)	(503)	(1,180)	1,912
Prepaid expenses & other assets	(896)	1,666	(1,250)	(4,636)
Other long-term assets, net	16	603	(1,370)	(11)
Accounts payable	6,937	(374)	(8,841)	(24,574)
Accrued liabilities	443	2,148	595	2,494

Net cash provided by (used in) operating activities	10,364	(10,098)	(11,423)	(45,273)

Cash flows from investing activities:
Increase (decrease) in restricted cash	(1,875)	179	(1,875)	769
Investments in marketable securities	(9,684)	(36,047)	(12,242)	(161,991)
Sales of marketable securities	1,283	102,900	2,474	162,188
Expenditures for property and equipment	(1,199)	(11,246)	(1,599)	(24,276)

Net cash provided by (used in) investing activities	(11,475)	55,786	(13,242)	(23,310)

Cash flows from financing activities:
Payments on capital lease obligations	(334)	(2,901)	(354)	(3,052)
Borrowings on line of credit	1,000	—	1,000	—
Issuance of common stock, net of issuance costs	37,857	—	37,857	—
Payments to retire convertible senior notes	—	(27,935)	—	(27,935)
Purchased call options	—	—	—	(47,507)
Purchase of treasury stock	—	(24,133)	—	(24,133)
Exercise of stock options and warrants	792	3,002	2,959	3,908

Net provided by (used in) financing activities	39,315	(51,967)	41,462	(98,719)

Effect of exchange rate changes on cash	6	18	5	(26)

Net increase (decrease) in cash and cash equivalents	38,210	(6,261)	16,802	(167,328)
Cash and cash equivalents, beginning of period	7,438	37,611	28,846	198,678

Cash and cash equivalents, end of period	$45,648	$31,350	$45,648	$31,350